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                                                                    EXHIBIT 99.1



                  SHAW NOTIFIED OF PROJECT SUSPENSION BY MIRANT

Baton Rouge, Louisiana, August 8, 2002 - The Shaw Group Inc. (NYSE: SGR) ("Shaw" or "the Company") today announced that its subsidiary, Stone & Webster, Inc., was notified by its client, Mint Farm Generation, LLC, a subsidiary of Mirant Corporation (Mirant), that Mirant was suspending construction on the Mint Farm project located in Longview, Washington. Under the notice, Mirant will instruct the Company over the next few days as to which part of the work may proceed to completion or to a stable point of construction. Mirant has indicated that it expects engineering will continue through completion.

Construction on Mint Farm, a 270 MW combined-cycle gas fired power plant, was started in October 2001 and completion was scheduled for June 2003. At the time of suspension, the project was approximately 34 percent complete.

The Mint Farm project represented $93.1 million of Shaw's backlog as of July 31, 2002. The Company believes this suspension will not have a material effect on Shaw's earnings for the fourth quarter of fiscal 2002; however, the Company is revising its previous earnings guidance for fiscal year 2003 from a range of $2.90 to $3.18 per share to a range of $2.72 to $3.00 per share.

In response to numerous recent inquiries from the investment community, the Company is providing the following details relating to its domestic engineering, procurement and construction (EPC) power projects in backlog for clients whose credit ratings are below investment grade. These projects are being performed for project entities which are subsidiaries of the referenced companies.

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o        AES CORPORATION

              WOLF HOLLOW, located near Granbury, Texas. A 730-megawatt gas-fired combined-cycle power plant. This project is project financed with an initial start-up date of January 2003. Approximately $40.7 million remained in Shaw's backlog as of July 31, 2002 and the project is approximately 85 percent complete.

o        MIRANT CORPORATION

              APEX 1, located near Las Vegas, Nevada. A 550-megawatt gas-fired combined-cycle power plant. This project is balance sheet financed with an initial start-up date of March 2003. Approximately $48.6 million remained in Shaw's backlog as of July 31, 2002 and the project is approximately 72 percent complete.

              MINT FARM, located near Longview, Washington. A 270-megawatt gas-fired combined-cycle power plant. This project is balance sheet financed with an initial start-up date of June 2003. Approximately $93.1 million remained in Shaw's backlog as of July 31, 2002 and the project is approximately 34 percent complete.

o        PG&E NATIONAL ENERGY GROUP

              COVERT, located near Covert, Michigan. An 1,100-megawatt gas-fired combined-cycle power plant. This project is financed under a bank facility covering four projects: Covert (Shaw), Harquahala (Shaw), Athens (Bechtel), Millennium (Operating Plant). Start-up date for the project is July 2003. Approximately $383.9 million remained in Shaw's backlog as of July 31, 2002 (including approximately $209 million of owner pass through equipment) and the project is approximately 40 percent complete.

              HARQUAHALA, located near Tonopah, Arizona. An 1,100-megawatt gas-fired combined-cycle power plant. This project is financed under a bank facility covering four projects: Covert (Shaw), Harquahala (Shaw), Athens (Bechtel), Millennium (Operating Plant). Start-up date for the project is June 2003. Approximately $326.6 million remained in Shaw's backlog as of July 31, 2002 (including approximately $182 million of owner pass through equipment) and the project is approximately 55 percent complete.

o        NRG ENERGY, INC.

              BAYOU COVE, located near Jennings, Louisiana. A 320-megawatt gas-fired simple-cycle power plant. This project is balance sheet financed with an initial start-up date for the project in the Fall of 2002. Approximately $8.2 million remained in Shaw's backlog as of July 31, 2002 and the project is approximately 95 percent complete.



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The Shaw Group Inc. is the world's only vertically-integrated provider of comprehensive engineering, procurement, pipe fabrication, construction and maintenance services to the power, process and environmental & infrastructure sectors. Shaw is headquartered in Baton Rouge, Louisiana, and currently has offices and operations in North America, South America, Europe, the Middle East and Asia-Pacific. Shaw employs more than 20,000 people annually. Additional information on The Shaw Group is available at www.shawgrp.com.

For additional information, please contact Christine N. Mollere, Vice President of Corporate Communications, at (225) 932-2500.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, reports and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.